NEWS RELEASE

	Contacts:	Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Finalizes Sale of Minority Interest
in Guinea Project to Dana Petroleum

Sugar Land, Texas, January 29, 2010 – Hyperdynamics Corporation (NYSE Amex: HDY) today announced that it has finalized the sale of a minority interest in its oil and gas concession offshore the Republic of Guinea (Northwest Africa) to Dana Petroleum plc (LSE: DNX).

Hyperdynamics and Dana signed an Assignment and a Joint Operating Agreement under which the U.K.-based company acquired a 23 percent participating interest in Hyperdynamics’ Production Sharing Contract with the government of the Republic of Guinea (PSC). The assignment and JOA were made under the December 2009 purchase agreement between Hyperdynamics and Dana. According to its terms, Dana is to pay Hyperdynamics approximately $1.7 million for its pro-rata portion of accrued expenses associated with the Hyperdynamics’ ongoing 2-D seismic program and bear a similar share of future costs for the program.

The closing follows the approval of the Assignment by Guinea’s Ministry of Mines, Energy and Hydraulics.

Hyperdynamics and the Republic of Guinea are currently undergoing a review of the PSC in accordance with the September 2009 Memorandum of Understanding.

Upon the conclusion of the review and the effectiveness of any resulting clarifications and amendments to the PSC, Dana is to pay Hyperdynamics an additional purchase price of $19.6 million and assume its proportionate share of costs for all operations. Of that figure, Dana will pay $5.0 million in cash and the remaining $14.6 million will be paid either in cash or in shares of Dana Petroleum plc, at Dana’s option. Should Dana choose to pay in stock, there would be no restriction on the immediate resale of these shares by Hyperdynamics.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in Northwest Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

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